FOR IMMEDIATE RELEASE        INVESTOR CONTACT:
David Jones
Executive Vice President and Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

TeamHealth CEO Greg Roth Announces Plans to Retire
Effective December 2014

Board of Directors Begins Succession Process;
Mr. Roth Remains CEO until Successor is Named

(KNOXVILLE, Tenn.) Jan 9, 2014 – Team Health Holdings Inc. (“TeamHealth” or the “Company”) (NYSE: TMH), one of the largest providers of outsourced physician staffing solutions for hospitals in the United States, today disclosed that its Chief Executive Officer, Greg Roth, has announced his desire to retire from his role as an officer and member of the Company’s Board of Directors (the “Board”), after nearly 10 years of successful leadership at the Company. Until a new CEO is appointed by the Board, Mr. Roth will continue in his current role with a targeted retirement date of December 2014. However, at the Board’s request, Mr. Roth’s retirement date could be extended until March 31, 2015. The Company’s Board will begin an executive search for a new CEO, while Mr. Roth will remain as CEO and as a Board member throughout the search process to manage an orderly transition in the leadership of the Company.

Mr. Roth joined TeamHealth in 2004 as President and Chief Operating Officer and was named CEO in 2008. During Roth’s leadership, TeamHealth has grown from a privately held company with $1.0 billion in annual revenues that was primarily focused on emergency services to a publicly traded company with nearly $2.5 billion in annual revenues that now delivers multiple clinical service lines to more than 860 healthcare clients.

“Greg has been a valued and strategic leader who has made significant contributions to TeamHealth’s growth,” said Dr. Lynn Massingale, Co-Founder and Executive Chairman of the Company. “The Company has achieved important financial and performance milestones under his guidance, and we have built an exceptionally strong management team. We are pleased that Greg will remain in his current position for the next year to help with the search for his replacement and to effect a seamless transition once the new CEO is identified. As the Board begins its search for Greg’s successor, we will consider both internal and external candidates.”

“I have made a personal decision to retire, which will allow time for me to volunteer for not-for-profit organizations and serve on other corporate boards,” said Mr. Roth. “I have thoroughly enjoyed working with the talented and caring people at TeamHealth who have made our successes possible. TeamHealth has a long-standing reputation as an organization focused on recruiting, retaining, and supporting outstanding clinicians who provide exceptional patient care with our client hospitals. I believe TeamHealth will continue to maintain its strong reputation as it successfully executes its strategy for years to come. TeamHealth is well positioned for the future, and I have great confidence in our clinicians, administrative employees and leadership team. As a result of the extended leadership transition plan developed in conjunction with the Company’s Board, I have committed to stay at TeamHealth for the remainder of the year, during which time I will continue to focus on executing our growth strategy and assisting in a smooth CEO transition.”

About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 18 regional locations and multiple service lines, TeamHealth's more than 9,700 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, specialty hospitalist and pediatric staffing and management services to more than 860 civilian and military hospitals, clinics, and physician groups in 46 states. The term "TeamHealth" as used throughout this release includes Team Health, Inc., and all of its related entities, divisions, subsidiaries and affiliated physicians and physician groups. For more information about TeamHealth, visit www.teamhealth.com.
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